Exhibit 99.1

CTC MEDIA ANNOUNCES RESULTS OF 2013 ANNUAL STOCKHOLDERS MEETING

Moscow — May 2, 2013 — CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent media company, announces that all resolutions proposed at CTC Media’s 2013 Annual Stockholders Meeting, held on Tuesday, April 30, 2013, have been passed.

Proposal One — Election of Directors

The following three Directors were (re-)elected to serve three-year terms until CTC Media’s annual meeting of stockholders in 2016 and until their respective successors are duly elected and qualified:

Director	Number of Shares For	Number of Shares Withheld	Broker Non-Votes
Werner Klatten	132,430,884	4,645,686	2,470
Dmitry Lebedev	132,136,976	4,939,594	2,470
Jørgen Madsen Lindemann	131,837,835	5,238,735	2,470

The current composition of the CTC Media Board of Directors is as follows:

Angelo Codignoni (Co-Chairman of the Board, current term expires 2015)
Lorenzo Grabau (Co-Chairman of the Board, current term expires 2015)

Tamjid Basunia (current term expires 2014)
Irina Gofman (current term expires 2014)
Werner Klatten (current term expires 2016)
Dmitry Lebedev (current term expires 2016)

Jørgen Madsen Lindemann (current term expires 2016)

Jean-Pierre Morel (current term expires 2015)

Timur Weinstein (current term expires 2014)

Hans-Holger Albrecht tendered his resignation from the Board of Directors, effective upon the closing of the Company’s 2013 Annual Stockholders Meeting. The Board of Directors has appointed Lorenzo Grabau to fill the vacancy created by the resignation of Mr. Albrecht and to serve as Co-Chairman of the Board. In addition, Mathias Hermansson has stepped down as a member of the Board of Directors upon the expiration of his term of office. Jørgen Madsen Lindemann was elected as a director at the 2013 Annual Stockholders Meeting.

Angelo Codignoni, Co-Chairman of CTC Media, commented: “I am delighted to welcome Lorenzo and Jørgen as new members of the Board. Their extensive expertise in the television industry will make them each a valuable addition to the Board.”

Proposal Two — Ratification of Appointment of Independent Registered Public Accounting Firm

Regarding the proposal to ratify the selection by the Audit Committee of Ernst & Young LLC as CTC Media’s independent registered public accounting firm for the year ending December 31, 2013, 132,924,903 shares voted for, 14,805 shares voted against, and 4,139,332 shares abstained from voting.

Proposal Three — Approval of 2013 Equity Incentive Plan

Regarding the proposal to approve the 2013 Equity Incentive Plan, 132,394,622 shares voted for, 540,484 shares voted against, and 4,141,464 shares abstained from voting.

Note to Editors:

Lorenzo Grabau, 47, has been a non-executive member of the Board of Directors of Modern Times Group MTG AB since 2011. He has served as Non-Executive Director of SoftKinetic BV and Rouge Partners Sarl since 2011. Mr. Grabau is a former Partner and Managing Director of Goldman Sachs, which he joined in 1994 after five years with Merrill Lynch. Lorenzo held a number of leadership positions within the Goldman Sachs Investment Banking division, including Head of Media and Head of Consumer Retail. Lorenzo is a graduate from Universita degli Studi di Roma, La Sapienza, Italy.

Jørgen Madsen Lindemann, 46, was appointed as President and CEO of Modern Times Group MTG AB in September 2012, prior to which he served as Executive Vice President of the Group’s Nordic Broadcasting (free-TV, pay-TV and radio) operations from October 2011 and as CEO of MTG Denmark from 2002. Mr. Lindemann has worked in the MTG Group since 1994, initially as Head of Sponsorship for TV3, then as Head of Viasat Sport in Denmark and, subsequently, as Head of Viasat Sport for the Nordic region.

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For further information, please contact:

Ekaterina Ostrova

Director, Corporate Communications and Investor Relations

+ 7 495 783 3650

ir@ctcmedia.ru

Irina Klimova

Senior Manager, Investor Relations

+7 495 981 0740

ir@ctcmedia.ru

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East, Central and South East Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary and a number of digital media assets in Russia. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.